Exhibit 99.1

Mateon Expands Board of Directions with the Appointments of

Donald R. Reynolds and Bobby W. Sandage, Jr., Ph.D.

SOUTH SAN FRANCISCO, Calif. – October 27, 2016 – Mateon Therapeutics, Inc. (Nasdaq: MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced the appointment of two new members to its board of directors. Effective October 25, 2016, Donald R. Reynolds and Bobby W. Sandage, Jr., Ph.D. have been appointed to the company’s board of directors, which now consists of six directors, four of whom are independent.

Donald R. Reynolds is a partner with the law firm Wyrick, Robbins, Yates & Ponton LLP in Raleigh, North Carolina, with experience in mergers, acquisitions, capital markets, strategic collaborations, divestitures, and corporate governance. Mr. Reynolds worked closely with Furiex Pharmaceuticals, Inc. prior to its acquisition by Forest/Actavis, and with Salix Pharmaceuticals prior to its acquisition by Valeant Pharmaceuticals. He has held numerous director and advisory board positions in the biopharmaceutical industry, the legal profession and in public service. Mr. Reynolds is currently a member of the board of directors of the Atlantic Research Group, a privately held contract research organization, and of USA Taekwondo, the national governing body for the sport sanctioned by the U.S. Olympic Committee. He is also a member of the National Association of Corporate Directors, and a member of the state bars of California and North Carolina. Mr. Reynolds received his J.D. from New York University School of Law and his B.A. from Whitman College.

Bobby W. Sandage, Jr., Ph.D. is currently President and Chief Executive Officer of Euclises Pharmaceuticals, Inc., General Partner of Cultivation Capital and Adjunct Professor in the Department of Pharmaceutical Sciences, School of Pharmacy, Southern Illinois University Edwardsville. Dr. Sandage previously served as an independent pharmaceutical consultant and as President and Chief Executive Officer of Coronado Biosciences, Inc. Earlier in his career, he held senior positions at Indevus Pharmaceuticals, Inc., DuPont Merck Pharmaceutical Company, DuPont Critical Care and Merrell Dow Pharmaceuticals. Over the course of his career, Dr. Sandage has worked on and/or supervised the approval of 14 approved New Drug Applications (NDAs). He received his Ph.D. in Clinical Pharmacy from Purdue University and his B.S. in Pharmacy from the University of Arkansas.

“I am delighted to welcome Don and Bobby to our board of directors,” stated William D. Schwieterman, M.D., Mateon’s President and Chief Executive Officer. “They have extensive experience in our industry, and each brings complementary skills from which Mateon can benefit. I look forward to working with them as we advance our investigational drugs to important value-inflection points.”

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Form 10-K, 10-Q and 8-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

CONTACTS

Investors:

ir@mateon.com

650-635-7000

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183